ASA International Ltd. and CompuTrac, Inc. agree to the merger of CompuTrac with RainMaker Software, Inc., a wholly owned subsidiary of ASA International.

FRAMINGHAM, MA, and RICHARDSON, TX, January 7, 2002- ASA International Ltd. (Nasdaq: ASAA) and CompuTrac, Inc. (Amex: LLB) announced today that their boards of directors have approved a definitive Agreement and Plan of Merger pursuant to which CompuTrac will merge into RainMaker Software, Inc., (formerly known as ASA Legal Systems, Inc.) a wholly owned subsidiary of ASA. The merger represents one of the largest legal financial management software market consolidations in recent years.

RainMaker will maintain development and support centers in both Blue Bell, Pennsylvania and Richardson, Texas. RainMaker will have over 57 years of law firm experience and a staff of highly qualified personnel. RainMaker will continue to support all current products of ASA and CompuTrac. ASA clients will benefit from the integration of the CompuTrac Management Analysis Pack (MAP) and Data Warehouse applications. CompuTrac clients will benefit from access to ASA's SQL Server VisualOne front-office and Web based applications. All RainMaker clients will benefit from future products and services developed by the combined innovation and talent of both staffs.

Under the terms of the merger agreement, CompuTrac shareholders will receive in the aggregate 1,370,679 shares of ASA Common Stock and approximately $1,300,000 in cash, subject to certain adjustments. Following the merger, CompuTrac shareholders will own approximately 30% of ASA International. The transaction will be accounted for as a purchase. The transaction is intended to qualify as a tax- free reorganization for federal income tax purposes with respect to the shares of ASA Common Stock to be received by the Shareholders of CompuTrac. Subject to shareholder approvals and customary closing conditions, the transaction is expected to close in the first half of 2002. In connection with the merger agreement, the companies have entered into a management agreement pursuant to which RainMaker Software will manage the business of CompuTrac effective January 1, 2002.

Jim Hammond, the President of RainMaker, stated, "It's our goal moving forward to become a major provider in our target market of firms from 30 to 300 attorneys. Our clients and prospects will benefit as we provide them with feature-rich front-office/back-office products and the highest service levels available in the market. Our staffs have worked together to provide for a smooth transition and are energized and excited about the merger."

Harry "Sonny" Margolis founded CompuTrac in 1976 after automating his ten-year-old law firm's own billing, accounting, and financial management functions on a Hewlett Packard programmable calculator. Twenty-five years later, CompuTrac has built a reputation as a technology innovator with knowledge, expertise and quality of service in the law firm software industry.

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Mr. Margolis stated, "I am so pleased with the opportunity presented by the merger with RainMaker Software. Our companies have always competed with a mutual respect and admiration for each other's products and services. RainMaker Software and CompuTrac have been innovators in the market for years, and we expect that trend to continue."

Mr. Hammond concluded, "We believe that industry consolidation is inevitable, and we intend to be the leaders. As others in the market have scaled back, we intend to grow. The RainMaker brand will symbolize high-value, quality and personal attention".

About ASA and CompuTrac

RainMaker Software, Inc. (formerly known as ASA Legal Systems, Inc.) is a leading full service provider of financial management and practice management software for mid-size law firms and developed the Visual Pyramid financial management, VisualOne practice management, and FastTrack records management software systems. RainMaker Software is a wholly owned subsidiary of ASA International Ltd., which develops, markets, implements and supports vertical market business solutions throughout the United States, Latin America, and Canada. CompuTrac, Inc. is a long standing leader in the legal financial management software market and developed the Law Firm Management System (LFMS) financial and practice management software for law firms.

For additional information on RainMaker Software products and services, please contact John Sharkey in the Marketing Department at 1800-341-4012, ext. 410, or jsharkey@rainmakerlegal.com. You can also visit the company's Web site at www.rainmakerlegal.com.

Additional Information and Where to Find It

In connection with the transaction, ASA intends to file a registration statement on Form S-4 with the Securities and Exchange Commission and ASA and CompuTrac intend to mail a joint proxy statement/prospectus to their respective stockholders. Investors and security holders of ASA and CompuTrac are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus when it is available at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained when it is available from ASA or CompuTrac.

ASA and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of ASA in favor of the transaction. CompuTrac and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of CompuTrac in favor of the transaction. Information regarding the interests of each of ASA's and CompuTrac's executive officers and directors in the transaction will be included in the joint proxy statement/prospectus.

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ASA and CompuTrac each file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These reports, statements and other information filed by ASA and CompuTrac with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from ASA or CompuTrac.

Note

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements of expected staff and support synergies, integration plans, future products and services, target market, client benefits, organizational structure and timing of closing are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products and services may not develop as expected; that development of future products and services may not proceed as planned; that the transaction does not close; that prior to the closing the businesses of the companies suffer; that the parties are unable to successfully transition staff and customers, execute their integration strategies, or achieve planned synergies; other risks that are described from time to time in ASA's SEC reports (including but not limited to the annual report on Form 10-K for the year ended December 31, 2000, and subsequently filed reports); and other risks that are described from time to time in CompuTrac's SEC reports (including but not limited to the annual report on Form 10-KSB for the year ended January 31, 2001, and subsequently filed reports). If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, ASA's and CompuTrac's actual results could differ materially from the expectations in these statements. ASA and CompuTrac assume no obligation and do not intend to update these forward-looking statements.

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